Exhibit 10.7

NON-EMPLOYEE DIRECTOR FEE ARRANGEMENTS

Effective as of April 1, 2011, non-employee directors are paid an annual retainer fee of $200,000, and the Presiding Director and Committee Chairs receive an additional annual fee of $10,000. No meeting fees or committee membership fees are paid.